FIRST AMENDMENT

to

MASTER CUSTODY AGREEMENT

THIS AMENDMENT made effective as of the 5th day of November, 2010 amends that certain Master Custody Agreement, dated as of December 14, 2009, between the Fund listed on Exhibit A thereto and The Bank of New York Mellon (the “Master Custody Agreement”) as herein below provided.

W I T N E S S E T H :

WHEREAS, pursuant to Article X, Section 5 of the Master Custody Agreement, the Funds wishes to amend Exhibit A of the Master Custody Agreement, effective November 5, 2010.

NOW, THEREFORE, in consideration of the foregoing premise, the parties to the Master Custody Agreement hereby agree that the Master Custody Agreement is amended as follows:

1. Exhibit A to the Master Custody Agreement is hereby replaced with Exhibit A attached hereto and made a part hereof.

2. Except as herein provided, the Master Custody Agreement shall be and remain unmodified and in full force and effect. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Master Custody Agreement.

3. This Amendment may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers.

On behalf of the Fund identified on Exhibit A hereto.

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Peter D. Holland
Name:	Peter D. Holland
Title:	Managing Director

EXHIBIT A

Fund

Virtus Variable Insurance Trust